                                                                  EXHIBIT 99.1

TACO CABANA, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                                                                   Page
Consolidated Financial Statements:
   Independent Auditors' Report                                                      2
   Consolidated Balance Sheets at January 3, 1999 and  January 2, 2000               3
   Consolidated Statements of Operations for the Years Ended
     December 28, 1997, January 3, 1999, and January 2, 2000                         4
   Consolidated Statements of Stockholders' Equity for the Years Ended
     December 28, 1997, January 3, 1999 and January 2, 2000                          5
   Consolidated Statements of Cash Flows for the Years Ended
     December 28, 1997, January 3, 1999 and January 2, 2000                          6
   Notes to Consolidated Financial Statements                                        8


INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Taco Cabana, Inc.

We have audited the accompanying consolidated balance sheets of Taco Cabana, Inc. and subsidiaries ("the Company") as of January 2, 2000 and January 3, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended January 2, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Taco Cabana, Inc. and subsidiaries at January 2, 2000 and January 3, 1999, and the results of their operations and their cash flows for each of the three years in the period ended January 2, 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP


San Antonio, Texas
February 1, 2000

TACO CABANA, INC.

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                                        January 3,           January 2,
ASSETS                                                                                    1999                 2000
CURRENT ASSETS:
Cash and cash equivalents                                                        $       719,000      $      1,303,000
Receivables, net                                                                         438,000               507,000
Inventory                                                                              2,273,000             2,413,000
Prepaid expenses                                                                       3,128,000             3,237,000
Federal income taxes receivable                                                          200,000               200,000
                                                                                 ---------------      ----------------
  Total current assets                                                                 6,758,000             7,660,000

PROPERTY AND EQUIPMENT, net                                                           72,250,000            82,616,000
NOTES RECEIVABLE                                                                         258,000               278,000
INTANGIBLE ASSETS, net                                                                10,724,000            10,139,000
OTHER ASSETS                                                                             212,000               312,000
                                                                                 ---------------      ----------------

TOTAL ASSETS                                                                     $    90,202,000      $    101,005,000
                                                                                 ===============      ================


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                                                                 $     5,362,000      $      4,962,000
Accrued liabilities                                                                    5,265,000             6,063,000
Current maturities of long-term debt and capital leases                                5,704,000             5,251,000
Line of credit                                                                         3,550,000             1,000,000
                                                                                 ---------------      ----------------

  Total current liabilities                                                           19,881,000            17,276,000

LONG-TERM OBLIGATIONS, net of current maturities:

Capital leases                                                                         2,140,000             1,901,000
Long-term debt                                                                        18,930,000            31,756,000
                                                                                 ---------------      ----------------

  Total long-term obligations                                                         21,070,000            33,657,000

ACQUISITION AND CLOSED RESTAURANT LIABILITIES                                          7,713,000             6,330,000
DEFERRED LEASE PAYMENTS                                                                  761,000               744,000
STOCKHOLDERS' EQUITY:
Preferred stock, series A; $.01 par value, 100,000 shares authorized                    -                     -
Common stock; $.01 par value, 30,000,000 shares authorized -
  15,907,937 and 13,435,575 shares issued at January 3, 1999
  and January 2, 2000, respectively                                                      159,000               134,000
Additional paid-in capital                                                            98,056,000            84,731,000
Retained deficit                                                                     (43,544,000)          (30,427,000)
Treasury stock, at cost - 2,576,937 shares at January 3, 1999
   and 1,354,600 shares at January 2, 2000                                           (13,894,000)          (11,440,000)
                                                                                 ----------------     -----------------

  Total stockholders' equity                                                          40,777,000            42,998,000
                                                                                 ---------------      ----------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                       $    90,202,000      $    101,005,000
                                                                                 ===============      ================

See notes to consolidated financial statements.

TACO CABANA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------


                                                                                     Year Ended
                                                            -------------------------------------------------------------
                                                               December 28,          January 3,          January 2,
                                                                   1997                 1999                2000
                                                                (52 Weeks)           (53 Weeks)          (52 Weeks)
REVENUES:
Restaurant sales                                              $   131,857,000     $   142,592,000      $   159,241,000
Franchise fees and royalty income                                     346,000             358,000              359,000
                                                              ---------------     ---------------      ---------------

  Total revenues                                                  132,203,000         142,950,000          159,600,000
                                                              ---------------     ---------------      ---------------

COSTS AND EXPENSES:
Restaurant cost of sales                                           40,668,000          43,347,000           47,764,000
Labor                                                              36,169,000          38,185,000           43,715,000
Occupancy                                                           8,185,000           7,840,000            8,302,000
Other restaurant operating costs                                   25,418,000          24,739,000           26,790,000
General and administrative                                          6,964,000           7,829,000            7,907,000
Depreciation, amortization and restaurant
   opening costs                                                    9,659,000           7,990,000            9,581,000
Special charge (reversal)                                          78,738,000          (2,665,000)                  -
                                                              ---------------     ---------------      ---------------

  Total costs and expenses                                        205,801,000         127,265,000          144,059,000
                                                              ---------------     ---------------      ---------------

INCOME  (LOSS) FROM OPERATIONS                                    (73,598,000)         15,685,000           15,541,000

INTEREST EXPENSE, NET                                              (1,137,000)         (1,951,000)          (2,424,000)
                                                              ---------------     ---------------      ---------------

INCOME  (LOSS) BEFORE INCOME TAXES                                (74,735,000)         13,734,000           13,117,000

BENEFIT FOR INCOME TAXES                                            1,537,000                  -                    -
                                                              ---------------     ---------------      ---------------

NET INCOME (LOSS)                                             $   (73,198,000)    $    13,734,000      $    13,117,000
                                                              ===============     ===============      ===============

BASIC EARNINGS (LOSS) PER SHARE                               $         (4.78)    $          0.96      $          0.99
                                                              ===============     ===============      ===============

DILUTED EARNINGS (LOSS) PER SHARE                             $         (4.78)    $          0.95      $          0.97
                                                              ================    ===============      ===============



See notes to consolidated financial statements.

TACO CABANA, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------


                            Preferred Stock        Common Stock                                         Treasury Stock
                            ----------------- ------------------------ Additional     Retained    ----------------------------
                                                                        Paid-in       Earnings
                                 Amount          Shares      Amount     Capital      (Deficit)       Shares        Amount
BALANCE, December 30, 1996    $          -      15,706,537   $157,000   $97,095,000  $15,920,000            -    $        -

Purchase of stock                        -              -          -            -             -        871,937    (3,561,000)
Net loss                                 -              -          -            -    (73,198,000)           -             -
                              -------------     ----------   --------   ----------   -----------    ----------   -----------

BALANCE, December 28, 1997               -      15,706,537    157,000   97,095,000   (57,278,000)      871,937    (3,561,000)

Options exercised                        -         201,400      2,000      961,000            -             -             -
Purchase of stock                        -              -          -            -             -      1,705,000   (10,333,000)
Net income                               -              -          -            -     13,734,000            -             -
                              -------------     ----------   --------   ----------   -----------    ----------   -----------

BALANCE, January 3, 1999                 -      15,907,937    159,000   98,056,000   (43,544,000)    2,576,937   (13,894,000)

Options exercised                        -         104,575      1,000      543,000            -             -             -
Purchase of stock                        -              -          -            -             -      1,354,600   (11,440,000)
Retirement of treasury stock             -      (2,576,937)   (26,000) (13,868,000)           -     (2,576,937)   13,894,000
Net income                               -              -          -            -     13,117,000            -             -
                              -------------     ----------   --------   ----------   -----------    ----------   -----------


BALANCE, January 2, 2000      $          -      13,435,575   $134,000   $84,731,000  $(30,427,000)   1,354,600 $ (11,440,000)
                              =============     ==========   ========   ===========  ============   ========== =============


See notes to consolidated financial statements.

TACO CABANA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                      Year Ended
                                                                  ------------------------------------------------------------
                                                                     December 28,         January 3,          January 2,
                                                                         1997                1999                2000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                                   $   (73,198,000)    $    13,734,000     $    13,117,000
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Depreciation and amortization                                           9,659,000           7,385,000           8,761,000
  Deferred income taxes                                                  (1,818,000)              -                   -
  Special charge (reversal)                                              78,738,000          (2,665,000)              -
  Capitalized interest                                                     (147,000)           (117,000)           (151,000)
  Deferred income and lease payments                                       (157,000)             59,000             (17,000)
  Decrease (increase) in assets:
    Receivables                                                             634,000             150,000             (89,000)
    Inventory                                                              (656,000)           (168,000)           (140,000)
    Prepaid expenses                                                     (1,018,000)         (1,424,000)           (109,000)
    Federal income taxes receivable                                         163,000               -                   -
    Other assets                                                             58,000              21,000            (100,000)
  (Decrease) increase in liabilities:
    Accounts payable and accrued liabilities                              2,328,000            (103,000)            398,000
    Acquisition and closed restaurant liabilities                        (1,656,000)         (1,194,000)         (1,348,000)
                                                                    ---------------     ---------------     ---------------

Net cash provided by operating activities                                12,930,000          15,678,000          20,322,000
                                                                    ---------------     ---------------     ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment                                     (16,812,000)        (21,259,000)        (19,763,000)
Proceeds from sales of property and equipment                             1,379,000           4,330,000           1,337,000
                                                                    ---------------     ---------------     ---------------

Net cash used by investing activities                                   (15,433,000)        (16,929,000)        (18,426,000)
                                                                    ---------------     ---------------     ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt
  and draws on line of credit                                            18,423,000          14,469,000          20,045,000
Principal payments under long-term debt and line of credit              (11,074,000)         (3,276,000)        (10,246,000)
Principal payments under capital leases                                  (1,694,000)           (192,000)           (215,000)
Purchase of treasury stock                                               (3,561,000)        (10,333,000)        (11,440,000)
Exercise of stock options                                                        -              963,000             544,000
                                                                    ---------------     ---------------     ---------------

Net cash (used) provided by financing activities                          2,094,000           1,631,000          (1,312,000)
                                                                    ---------------     ---------------     ----------------

NET (DECREASE) INCREASE IN CASH                                            (409,000)            380,000             584,000

CASH AND CASH EQUIVALENTS, beginning of period                              748,000             339,000             719,000
                                                                    ---------------     ---------------     ---------------

CASH AND CASH EQUIVALENTS, end of period                            $       339,000     $       719,000     $     1,303,000
                                                                    ===============     ===============     ===============

                                                                    (Continued)

TACO CABANA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------


SUMMARY OF NON-CASH TRANSACTIONS:

During 1999, assets having a net book value of $439,000 were disposed of and charged to acquisition and closed restaurant liabilities.

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:


                                                                                       Year Ended
                                                                  ------------------------------------------------------
                                                                   December 28,        January 3,         January 2,
                                                                       1997               1999               2000
Cash paid for interest, net of interest capitalized                 $  1,171,000       $  1,848,000       $   2,092,000
Cash received for income taxes                                             4,000              9,000                  -
Cash paid for income taxes                                                74,000                 -                2,000


See notes to consolidated financial statements.                      (Concluded)

TACO CABANA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF OPERATIONS

      Nature of Operations - Taco Cabana, Inc. (the "Company") operates a chain of Tex-Mex patio style quick service restaurants located primarily in the Southwestern United States. At January 2, 2000, the Company owned and operated a total of 109 units. There were also 10 Taco Cabana franchised units.

      Principles of Consolidation - The consolidated financial statements include all accounts of the Company and its wholly-owned subsidiaries. All significant inter-company balances and transactions have been eliminated.

      Fiscal Year - The Company's accounting period is based upon a 52 or 53 week fiscal year ending on the Sunday closest to December 31. The fiscal years 1997, 1998 and 1999 were comprised of the 52 weeks ended December 28, 1997, the 53 weeks ended January 3, 1999 and the 52 weeks ended January 2, 2000.

      Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Liquor Sales - To conform to state liquor laws, liquor licenses are maintained and liquor sales are accounted for by a separate liquor corporation. The liquor corporation pays the Company a management fee based on liquor sales, reimburses the Company for its share of operating costs, and pays base and additional rent based on liquor sales. In order to more accurately reflect restaurant operations, all revenues and expenses relating to liquor sales have been included in the consolidated financial statements of the Company.

      Inventory - Inventory is stated at the lower of cost using the first-in, first-out method or market, and consists primarily of food products, beverages and paper supplies.

      Property and Equipment - Property and equipment is stated at cost. Equipment and buildings under capital leases are stated at the lower of the present value of minimum lease payments or fair market value of the asset at the inception of the lease. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets or the applicable lease term, if less.

      The estimated useful lives used in computing depreciation and amortization are as follows:

                  Furniture, fixtures and equipment                   2-10 years
                  Buildings                                          20-30 years
                  Leasehold improvements                              5-30 years

      Maintenance and repairs are charged to expense as incurred; improvements which increase the value of the property and extend the useful life are capitalized.

TACO CABANA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF OPERATIONS
     (Continued)

      Intangible Assets - Goodwill, or the excess of acquisition costs over the fair market value of the assets acquired and liabilities assumed, is amortized using the straight-line method over 10 to 40 years. The trade name and the rights to the Taco Cabana name are amortized using the straight-line method over 40 years.

      Franchise Income - The Company has sold franchises that give the franchisees the right to operate Taco Cabana restaurants in specified areas. Generally, each franchisee acquires the right to open three or more restaurants. A development fee is recognized as income when the agreement is signed, while the franchise fee on each restaurant is deferred until the opening of the franchised restaurant. In addition, the franchise agreement requires a franchise royalty fee and an advertising fee on gross sales; such fees are recorded as income when earned. The Company has not recognized any franchise fees in the fiscal years 1997, 1998 or 1999.

      Concentrations of Credit Risk - Financial instruments that potentially subject the Company to concentrations of credit risk consisted principally of amounts due from franchisees and receivables from credit card sales. These risks are limited due to their geographic dispersion. The Company has no significant concentrations of credit risk.

      Income Taxes - Deferred income taxes are recognized by applying statutory tax rates in effect at the balance sheet date to differences between the financial statement basis and the tax basis of assets and liabilities. The resulting deferred tax assets and liabilities are adjusted to reflect changes in tax laws or rates at the time such changes occur. Deferred tax assets are reported net of an allowance that management believes reduces net deferred tax assets to the amount that is more likely than not realizable.

      Earnings (Loss) Per Share - Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the reporting period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Outstanding stock options issued by the Company represent the only dilutive effect reflected in diluted weighted average shares.

      Statements of Cash Flows - For purposes of reporting cash flows, the Company considers all highly liquid debt instruments with a remaining maturity at the date of purchase of three months or less to be cash equivalents.

TACO CABANA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF OPERATIONS
     (Continued)

      Commitments and Contingencies - The Company does not subscribe to worker's compensation insurance in its Texas market. The Company accrues for claims based on historical actual payments made for such claims and expenses, as well as an evaluation of current and anticipated claims and expenses. The Company does maintain an excess liability coverage which management believes is adequate to cover any substantial claims.

      Stock-Based Compensation - The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board ("APB") No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of grant over the amount an employee must pay to acquire the stock. The Company has adopted the disclosure requirements of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, as included in
      Note 12.

      Reclassifications - Certain reclassifications have been made to the 1997 and 1998 consolidated financial statements to conform to the presentation and classification used in fiscal 1998 and 1999.

2.    SPECIAL CHARGE (REVERSAL)

      During fiscal 1997 and 1998, the following special charge and reversal are included in the Company's consolidated financial statements:


                                                         December 28,          January 3,
                                                             1997                1999

       Special charge (reversal)                      $    78,738,000     $    (2,665,000)
       Pro forma income tax (benefit) provision            (3,018,000)            986,000
       Decrease (increase) on net income                   75,720,000          (1,679,000)
       Decrease (increase) per share                  $          4.94     $         (0.12)

      Fiscal 1998 - As part of the special charges recorded in the fourth quarter of 1996 and 1997, the Company reduced the carrying value of assets and established reserves for the estimated lease liabilities associated with restaurants that were closed. During 1998, the company successfully completed sales of several of these properties to third parties or negotiated favorable lease terminations. The amount of the proceeds in excess of the carrying value of the assets and the remaining lease liabilities was approximately $2.7 million. This amount was recorded as a special charge reversal during the fourth quarter of 1998.

TACO CABANA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


2.    SPECIAL CHARGE (REVERSAL) (Continued)

      Fiscal 1997 - During the fourth quarter of fiscal 1997, management made the decision to close the seven restaurants in its Colorado market. The Company committed substantial resources to this market during 1997 in an attempt to reverse trends of poor sales and losses. The desired results from the implementation of the plan were not achieved and the decision to close the market was made. These seven restaurants had total sales of approximately $3.0 million and operating losses of $2.1 million during the approximately eleven months of 1997 that they were in operation.

      Additionally, the Company continued to experience unfavorable sales trends during 1997, concluding the year with comparable restaurant sales declining 2.9%. However, during the first six months of 1997, comparable restaurant sales declined 4.8%. This trend compelled management to continue its evaluation of the operating model of the Company. During this evaluation, management concluded that certain volumes must be achieved in order to operate individual restaurants in accordance with Company standards. These standards include food quality, cleanliness, speed of service, and profitability. Management reviewed all existing restaurants to determine which restaurants could not reasonably be expected to achieve these volume levels, generally annual revenues of at least $1 million. This led to the decision to close an additional ten restaurants.

      Due to the significance of the closures described above, management performed an evaluation of the recoverability of all remaining assets as described in Statement of Financial Accounting Standards No. 121 ("SFAS 121"), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Management concluded from the results of this evaluation that a significant impairment of intangible as well as long-lived assets was required to be recognized. The impairment was reflective of a market value determined to be less than the carrying value of approximately 40 restaurants, 31 of which were acquired. The assets were tested for impairment by projecting cash flows for individual restaurants based on recent results and trends specific to that restaurant. The undiscounted projected cash flows for each restaurant were compared to the carrying value for that restaurant, including allocated goodwill, where applicable. If the undiscounted cash flows were less than the carrying value, an impairment was deemed to have occurred. The amount of the impairment was determined by calculating the difference between the present value of the projected cash flows and the carrying value attributable to the specific restaurant. The cash flows were discounted using the rate of return the Company utilizes for approving new restaurant construction. Such discounted cash flows are, in management's opinion, the best estimate of the assets current value. Considerable management judgment is necessary to estimate future discounted cash flows. Accordingly, actual results could vary significantly from management's estimates.

      The process described above resulted in the Company's recording a special charge during the fourth quarter of 1997 of $78.7 million pre-tax, $75.7 million after-tax, or $4.94 per share. This amount had the following components:

     o Impairment of intangible assets of $33.1 million and impairment of long-lived assets of $22.1 million for restaurants that will continue in operation, based on the SFAS 121 analysis described above;

TACO CABANA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


2.   SPECIAL CHARGE (REVERSAL) (Continued)

     o A provision of $23.3 million for the closure of seventeen restaurants, including all of the restaurants in the Colorado market. The amount was determined in accordance with FAS 121 and was comprised of:

          o $13.3 million for the carrying value of the assets, net of estimated proceeds of $1.5 million for the sale of restaurant properties;
          o $9.0 million to record the estimated lease related obligations for closed restaurants. This amount was determined as the lesser of the present value of the monthly lease commitments, net of expected sublease receipts, or lease termination provisions;
          o $500,000 for severance and relocation benefits paid to employees displaced by the restaurant closures;
          o $500,000 for the probable settlement of a franchisee lawsuit related to the Colorado market.
     o    The write-off of other assets totaling $200,000.

          During 1997, the seventeen restaurants contributed a total of $9.6 million in sales, and had operating losses totaling $2.5 million. In addition, the total amount of depreciation recorded during 1997 relating to assets which were impaired was approximately $2.5 million.

3.    ACCOUNTS AND NOTES RECEIVABLE

      Accounts and notes receivable consisted of the following:


                                                              January 3,          January 2,
                                                                 1999                2000
         Trade receivables:
           Royalties                                       $      97,000      $      75,000
           Other                                                 365,000            505,000
         Notes receivable - current portion                       78,000             26,000
                                                           -------------      -------------

             Total                                               540,000            606,000
         Less allowance for doubtful accounts                   (102,000)           (99,000)
                                                           -------------      -------------

         Receivables, net                                  $     438,000      $     507,000
                                                           =============      =============

         Notes receivable - noncurrent:
           Franchisees                                     $     258,000      $     278,000
                                                           =============      =============


        Notes receivable from franchisees approximate fair value because the underlying instruments have an interest rate that approximates current market rates. The Company's allowance for doubtful accounts is reflected as a reduction of receivables in the consolidated balance sheets.

TACO CABANA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


4.    PROPERTY AND EQUIPMENT, NET

      Property and equipment, net, consisted of the following:

                                                                                        January 3,          January 2,
                                                                                           1999                2000
         Property and equipment:
           Land                                                                     $    20,384,000     $    21,635,000
           Furniture, fixtures and equipment                                             48,245,000          56,416,000
           Leasehold improvements                                                        13,820,000          18,272,000
           Buildings                                                                     17,322,000          21,355,000
           Construction in progress                                                         920,000             616,000
                                                                                    ---------------     ---------------

                                                                                        100,691,000         118,294,000
         Less accumulated depreciation and amortization                                 (31,424,000)        (39,007,000)
                                                                                    ---------------     ---------------

             Total                                                                       69,267,000          79,287,000
                                                                                    ---------------     ---------------

         Property and equipment held under capital leases:

           Buildings                                                                      4,401,000           4,915,000
           Less accumulated amortization                                                 (1,418,000)         (1,586,000)
                                                                                    ---------------     ---------------

             Total                                                                        2,983,000           3,329,000
                                                                                    ---------------     ---------------

         Property and equipment, net                                                $    72,250,000     $    82,616,000
                                                                                    ===============     ===============


      At January 2, 2000, the Company had two properties held for sale. The total carrying amount of these assets is $600,000, which management estimates to be the net proceeds from the disposition of these assets. See
      Note 2.

TACO CABANA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


5.    INTANGIBLE AND OTHER ASSETS

      Intangible and other assets consisted of the following:


                                                                         January 3,          January 2,
                                                                            1999                2000
         Intangible assets:
           Goodwill                                                    $    16,154,000     $    16,154,000
           Trade name                                                        1,576,000           1,576,000
                                                                       ---------------     ---------------

                                                                            17,730,000          17,730,000
         Less accumulated amortization                                      (7,006,000)         (7,591,000)
                                                                       ---------------     ---------------


         Intangible assets, net                                        $    10,724,000     $    10,139,000
                                                                       ===============     ===============


         Other assets:
           Deposits                                                    $       177,000     $       184,000
           Other                                                                35,000             128,000
                                                                       ---------------     ---------------


         Other assets                                                  $       212,000     $       312,000
                                                                       ===============     ===============


6.    ACCRUED LIABILITIES

      Accrued liabilities consisted of the following:

                                                                            January 3,           January 2,
                                                                               1999                2000
         Payroll related                                               $     2,380,000     $     2,807,000
         Closed restaurant obligations                                         740,000             798,000
         Property taxes                                                        557,000             583,000
         Restaurant expenses                                                   433,000             472,000
         Interest                                                               36,000             306,000
         Employee injury                                                       271,000             297,000
         Legal                                                                 168,000             157,000
         Other                                                                 680,000             643,000
                                                                       ---------------     ---------------

         Total                                                         $     5,265,000     $     6,063,000
                                                                       ===============     ===============

TACO CABANA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


7.    LEASES

      Operating Leases - The Company leases restaurant facilities under non-cancelable operating leases with initial terms ranging from ten to twenty years with options to renew. The future minimum lease commitments under all non-cancelable operating lease obligations as of January 2, 2000 were as follows:

       Years ending:

         2000                                                    $    7,710,000
         2001                                                         7,879,000
         2002                                                         7,671,000
         2003                                                         7,587,000
         2004                                                         7,459,000
         Thereafter                                                  34,889,000
                                                                 --------------
         Total                                                   $   73,195,000
                                                                 ==============


      The total rental expense for operating leases was approximately $6.6 million for 1997, $6.2 million for 1998 and $6.7 million for 1999, including additional rents of approximately $291,000, $185,000 and $215,000 for 1997, 1998 and 1999, respectively.

      The Company remains contingently liable on eight operating leases which were assigned to the purchasers of units previously sold or closed. Future minimum lease commitments under these contingent obligations approximate $669,000 in 2000, and a total of $2.4 million in 2001 through 2004. Thereafter, the total minimum lease payments are approximately $ 2.0 million. The Company assesses the probability of its having to assume primary liability under these assignments on an annual basis.

TACO CABANA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


7.    LEASES (Continued)

      Capital Leases - The Company leases certain buildings under capital lease agreements with third parties. The leases have fifteen and twenty year terms. Future minimum lease payments under the capital leases and the net present value of the minimum lease payments at January 2, 2000 were:

       Years ending:

         2000                                                $      445,000
         2001                                                       446,000
         2002                                                       446,000
         2003                                                       439,000
         2004                                                       368,000
         Thereafter                                                 846,000
                                                             --------------

       Total minimum lease payments                               2,990,000
       Less amount representing interest at 9% to 13%               851,000
                                                             --------------

       Net present value of minimum lease payments                2,139,000
       Less current portion                                         238,000
                                                             --------------


       Long-term portion of capital leases                   $    1,901,000
                                                             ==============


      In addition to the minimum lease payments, several of the leases have a contingent rental based on 5% to 6% of gross sales, if such amounts exceed minimum rent. No payments have been made under these agreements. Furthermore, certain leases have been guaranteed by a former employee of the Company.

TACO CABANA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


8.    LONG-TERM DEBT

      Long-term debt consisted of the following notes payable:


                                                                                    January 3,          January 2,
                                                                                       1999                2000

       Notes payable to a bank, bearing interest at the lessor of prime or LIBOR plus 2.25% (8.25% at January 2, 2000), collateralized by certain restaurant assets, due in installments of principal and
         interest through December 2006                                           $   23,054,000     $   35,815,000

       Note payable to a bank, bearing interest at prime (8.50% at January 2,
         2000), unsecured, due in monthly installments of
         principal and interest through April 2000                                     1,365,000            954,000
                                                                                  --------------     --------------

           Total                                                                      24,419,000         36,769,000
       Less current maturities                                                         5,489,000          5,013,000
                                                                                  --------------     --------------


       Long-term debt, net                                                        $   18,930,000     $   31,756,000
                                                                                  ==============     ==============


      The future minimum payments of long-term debt outstanding at January 2, 2000 were as follows:

       Years ending:

         2000                                                   $    5,013,000
         2001                                                        4,157,000
         2002                                                        4,519,000
         2003                                                        4,515,000
         2004                                                       11,000,000
         Thereafter                                                  7,565,000
                                                                --------------


         Total                                                  $   36,769,000
                                                                ==============

      The amounts stated in the Company's consolidated balance sheets for long-term debt approximate fair value because the underlying note payable balance fluctuates frequently or it is at a rate approximating current market rates.

TACO CABANA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


9.    LINE OF CREDIT

      During 1999 the Company had in place two secured credit facilities totaling $40 million, including a $5 million revolving line of credit. On December 20, 1999 the credit facilities were amended and increased to a total of $50 million. As part of the amendment, the commitments were extended to December 31, 2001. Interest on funds borrowed under the facilities are charged at the prime rate or, at the Company's choice, 2.25% over the London Interbank Offered Rate (LIBOR), adjusted quarterly. The credit facilities are secured by property and equipment. The facilities contain certain covenants, including cash flow to fixed charges ratio, minimum net worth, debt to tangible net worth ratio, and intangible assets to net worth ratio requirements. During the year ended January 2, 2000, the Company was in compliance with all such covenants. At January 2, 2000, the Company had approximately $9.0 million available for cash borrowings under these credit facilities.

10.   ACQUISITION AND CLOSED RESTAURANT LIABILITIES

      The Company establishes acquisition liabilities, as necessary, in connection with the purchase method of accounting for restaurants and other assets it acquires. Such liabilities are primarily related to leases that were at terms less favorable than market rates prevailing at the acquisition date and anticipated restaurant closure costs, if any.

      The liability established for leases in excess of the prevailing market were based on current market rental rates at the date of acquisition as compared to the terms of the leases acquired. This liability is being amortized as a reduction of occupancy expense over the remaining term of the applicable leases. The total amount of this reserve was $1.2 million and $1.0 million, at January 3, 1999 and January 2, 2000, respectively. During 1998 and 1999, approximately $181,000 and $170,000, respectively, of the balance was amortized in this manner.

      Acquisition liabilities include reserves established for the closure of certain acquired restaurants. These restaurants were anticipated to be closed at the time of acquisition. The amounts reserved were equal to the value assigned to the building and equipment acquired, less any anticipated salvage value, plus an amount estimated to terminate the lease prior to its expiration date. The total amount of this reserve was $261,000 and $175,000 at January 3, 1999 and January 2, 2000,
      respectively. During 1998 and 1999, approximately $1.0 million and $86,000, respectively, of this reserve was utilized in the closure of restaurants. As part of the special charge reversal recorded in 1998, the Company reversed $200,000 of this reserve.

TACO CABANA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


10.   ACQUISITION AND CLOSED RESTAURANT LIABILITIES (continued)

      In 1997, as part of the special charge, the Company reserved amounts for closed restaurant liabilities. The amounts reserved were equal to the lesser of the present value of the monthly lease commitments, net of expected sublease receipts, or lease termination provisions. These reserves were approximately $6.2 million and $5.5 million at January 3, 1999 and January 2, 2000, respectively. It is currently anticipated that payments of approximately $800,000 will be made under lease and other obligations during 2000. During 1998 and 1999, approximately $2.7 million and $754,000, respectively, of this reserve was utilized in the closure of restaurants. During 1998 and 1999, the Company received proceeds of approximately $4.3 million and $1.3 million, respectively, from the sales of closed restaurant properties. As part of the special charge reversal recorded in 1998, the Company re-evaluated lease obligations for closed restaurants and reversed approximately $2.5 million of the lease liability reserves for such restaurants.

11.   EARNINGS PER SHARE

      The following table sets forth the computation of basic and diluted earnings per share:



                                                                                    Year Ended
                                                            ------------------------------------------------------------
                                                               December 28,         January 3,             January 2,
                                                                   1997                1999                  2000
       Numerator for basic and diluted earnings
          per share - net income (loss)                       $  (73,198,000)     $   13,734,000      $   13,117,000

       Denominator:
          Denominator for basic earnings per
             share - weighted-average shares                      15,314,665          14,336,526          13,199,044
          Effect of dilutive securities -
            Employee stock options                                        -              140,067             366,806
                                                              --------------      --------------      --------------
          Denominator for diluted earnings per
            share - adjusted weighted-average
            and assumed conversions                               15,314,665          14,476,593          13,565,850
                                                              ==============      ==============      ==============

       Basic earnings (loss) per share                        $       (4.78)      $         0.96      $         0.99
                                                              =============       ==============      ==============

       Diluted earnings (loss) per share                      $       (4.78)      $         0.95      $         0.97
                                                              =============       ==============      ==============


      For additional disclosures regarding outstanding employee stock options, see Note 12.

TACO CABANA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

12.   STOCKHOLDERS' EQUITY AND STOCK OPTIONS

      Stock Options - The Company has stock option plans (the "Plans") for employees, outside directors, and advisors of the Company covering 2,750,000 shares of the Company's common stock. Options under such plans generally become exercisable ratably over a two to five year period. All options expire at the earlier of termination of employment or ten years after the date of grant. The Plans terminate in 2000 and in 2004. The Plans are administered by a committee of outside members of the Board of Directors. In addition, certain directors were awarded non-qualified stock options pursuant to the terms of separate compensation agreements. At January 2, 2000, there were no shares available for issuance. Options outstanding are as follows:


                                                                                             Weighted
                                                                                             Average
                                                                      Total Options          Exercise
                                                                       Outstanding            Price
       Options outstanding, December 29, 1996                            1,111,500         $   6.18
         Granted                                                           379,750             4.63
         Exercised                                                            -                  -
         Expired or canceled                                              (140,375)            8.57
                                                                      ------------

       Options outstanding, December 28, 1997                            1,350,875         $   5.64
         Granted                                                           480,050             6.17
         Exercised                                                        (201,400)            4.78
         Expired or canceled                                              (125,000)            5.24
                                                                      ------------

       Options outstanding, January 3, 1999                              1,504,525         $   5.76
         Granted                                                           218,908             8.75
         Exercised                                                        (104,575)            5.20
         Expired or canceled                                               (39,675)            7.05
                                                                      ------------

       Options outstanding, January 2, 2000                              1,579,183         $   6.17
                                                                      ============

       Options exercisable, January 2, 2000                                838,304         $   5.82
                                                                      ============


TACO CABANA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


12.   STOCKHOLDERS' EQUITY AND STOCK OPTIONS (Continued)

      For the options outstanding at January 2, 2000, the weighted average remaining life and exercise price of these outstanding options were 42 months and $6.12, respectively. In addition, the weighted average exercise price of options granted during 1999 was $8.75.

      SFAS No. 123, Accounting for Stock-Based Compensation, allows entities to continue to use Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. The Company has evaluated SFAS No. 123 and intends to continue following APB Opinion No. 25. The pro-forma compensation expense, net income (loss) and earnings (loss) per share which were calculated as if SFAS No. 123 had been applied are as follows:



                                                                             Year Ended
                                                    ------------------------------------------------------------
                                                       December 28,          January 3,          January 2,
         Pro Forma                                         1997                 1999                2000

         Compensation expense                         $      555,000      $      329,000       $      380,000
         Net income (loss)                               (73,548,000)         13,405,000           12,737,000
         Basic earnings (loss) per share              $       (4.80)      $         0.94       $         0.96
         Diluted earnings (loss) per share            $       (4.80)      $         0.93       $         0.94

      The Black-Scholes option pricing model was used to determine the above pro-forma information. The calculations relied upon estimates of the volatility of the Company's stock and expected dividends, as well as determinations of a risk-free interest rate and expected life of the options. A volatility rate of 49.0% was used for options granted prior to 1994, 37.5% was used for options granted during 1994, 36.0% was used for options granted during 1995 through 1996, 34.0% was used for options granted during 1997, 33.0% was used for options granted during 1998, and 26% was used for options granted during 1999. Dividends were estimated at zero. The discount rate charged on loans to depository institutions by the Federal Reserve Bank was used as the risk-free interest rate. The discount rate was approximately 5.0% for all of 1999. The Company's options have a ten year life and vesting periods ranging from two to five years.

TACO CABANA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


12.   STOCKHOLDERS' EQUITY AND STOCK OPTIONS (Continued)

      Preferred Stock Purchase Rights - In June 1995, the Company's Board of Directors declared a distribution of one preferred stock purchase right for each share of the Company's common stock. The rights were distributed on June 20, 1995 to stockholders of record as of the close of business on that day. Each right will entitle the holder to buy 1/1000 of a share of a newly authorized Series A preferred stock at an exercise price of $37.50 per right. The rights become exercisable on the tenth day after public announcement that a person or group has acquired 15% or more of the Company's common stock. The rights may be redeemed by the Company prior to becoming exercisable by action of the Board of Directors at a redemption price of $0.01 per right. If the Company is acquired in a merger or other business combination transaction in which it is not the surviving corporation, each right will entitle its holder to purchase stock of the acquiring company having a market value of twice the exercise price. In the event that the Company is the surviving corporation, each right will entitle its holder to purchase the Company's common stock having a market value of twice the exercise price of each right. At January 2, 2000, there were 12,080,975 rights outstanding.

      Preferred Stock - In June 1995, in connection with its implementation of the stockholders' rights plan discussed above, the Company authorized 100,000 shares of Series A, preferred stock with a par value of $0.01 per share, which would become issuable only at such time, if ever, as the rights become exercisable. As of January 2, 2000 there were no shares outstanding.

      Treasury Stock - The Company's Board of Directors previously authorized the purchase in the open market of up to 4,500,000 shares of the Company's outstanding common stock. Through the first quarter of 1999, the Company had repurchased 2,585,000 shares with an aggregate cost of $13.9 million. During the first quarter, the Company retired all shares held as treasury shares. The cost of retired shares in excess of par value has been charged to additional paid in capital. Subsequent to the first quarter, the Company repurchased an additional 1,354,600 shares at an aggregate cost of $11.4 million, which as of January 2, 2000 were held as treasury stock. Subsequent to January 2, 2000, the Company purchased an additional 510,400 shares of the Company's common stock at an average price of $6.93.

TACO CABANA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


13.   INCOME TAXES

      The provision (benefit) for income taxes differs from the amount computed using statutory rates as shown below:


                                                                           Year Ended
                                                  ----------------------------------------------------------
                                                     December 28,          January 3,          January 2,
                                                         1997                 1999                2000

         Federal income tax at statutory rate       $  (25,410,000)     $    4,670,000       $    4,460,000
         State income taxes                                 48,000                  -                    -
         Goodwill and other                              4,819,000             (15,000)            (339,000)
         Change in valuation allowance                  19,006,000          (4,655,000)          (4,121,000)
                                                    --------------      --------------       --------------

           Total                                    $   (1,537,000)     $           -        $           -
                                                    ==============      ==============       =============

      The provision (benefit) for income taxes is comprised of the following:


                                                                           Year Ended
                                                  ----------------------------------------------------------
                                                     December 28,          January 3,          January 2,
                                                         1997                 1999                2000
         Current                                    $      281,000      $           -        $           -
         Deferred                                       (1,818,000)                 -                    -
                                                    --------------      --------------       -------------

           Total                                    $   (1,537,000)     $           -        $           -
                                                   ===============      ==============       =============

TACO CABANA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


13.   INCOME TAXES (Continued)

      Deferred income taxes and benefits are provided for differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Significant deferred tax assets and liabilities are as follows:



                                                                               January 3,          January 2,
                                                                                  1999                2000
         Current:
         Deferred Federal Tax Assets:
           Workmen's compensation claims                                     $      337,000      $      101,000
           Accounts receivable                                                       35,000              34,000
           Accrued vacation                                                          21,000              30,000
                                                                             --------------      --------------

         Net Current Deferred Tax Asset                                      $      393,000      $      165,000
                                                                             ==============      ==============

         Noncurrent:
         Deferred Federal Tax Assets:
           Net operating loss carryforward                                   $    6,955,000      $    4,672,000
           General business tax credit carryforward                                 590,000             655,000
           Closed stores and lease liabilities                                    1,400,000           2,435,000
           Alternative minimum tax credit carryforward                            1,277,000             997,000
           Deferred rent                                                          2,416,000             766,000
           Other - Special charge                                                   378,000             266,000
           Charitable Contributions                                                  51,000             149,000
           Intangible Assets                                                      1,857,000           1,591,000
           Other                                                                         -              159,000
                                                                             --------------      --------------

         Total                                                                   14,924,000          11,690,000
                                                                             --------------      --------------

         Deferred Federal Tax Liabilities:
           Fixed assets                                                            (966,000)         (1,625,000)
                                                                             --------------      --------------

         Total                                                                     (966,000)         (1,625,000)
                                                                             --------------      --------------

         Net Noncurrent Deferred Tax Asset                                       13,958,000          10,065,000
                                                                             --------------      --------------

         Net Deferred Tax Asset before valuation allowance                       14,351,000          10,230,000
         Valuation Allowance                                                    (14,351,000)        (10,230,000)
                                                                             --------------      --------------

         Net Deferred Tax  Asset                                             $           -       $           -
                                                                             ==============      ==============


TACO CABANA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


13.   INCOME TAXES (Continued)

      At January 2, 2000, the Company had net operating loss, alternative minimum tax and general business tax credit carry-overs of approximately $13.7 million, $997,000 and $655,000, respectively. A portion of the above carry-overs resulted from a prior acquisition; the Company was allowed to utilize the net operating loss of $5.4 million and tax credit carry-overs of $178,000 that existed at the date of acquisition. However, because of the change in ownership, the net operating loss carry-over utilization is further limited to approximately $953,000 per year, and the tax credit carry-over acquired from a prior acquisition is limited each year to the tax equivalent of any remaining portion of the net operating loss limitation. The net operating loss and tax credit carry-overs begin to expire in 2003 and 2000, respectively.

      The alternative minimum tax credit carry-over and the remaining general business credit carry-overs are available to offset future regular tax liabilities. The general business credit begins to expire in 2007. The alternative minimum tax credit has no expiration date.

14.   LITIGATION SETTLEMENT AND LEGAL PROCEEDINGS

      The Company is a party to routine negligence or employment-related litigation in the ordinary course of its business. No such pending matters, individually or in the aggregate, are deemed to be material to the results of operations or financial condition of the Company.

TACO CABANA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


15.   QUARTERLY FINANCIAL DATA (Unaudited)


                                                                     Quarter Ended
                                          ---------------------------------------------------------------------
                                              March 29,         June 28,      September 27,      January 3,
                                                1998              1998             1998           1999 (1)

       Total revenues                        $ 32,407,000      $ 36,292,000     $ 36,270,000     $37,981,000
       Gross profit                            22,615,000        25,463,000       25,168,000      26,357,000

       Net income applicable to
         common stock                           1,857,000         3,297,000        2,895,000       5,686,000

       Basic earnings per share              $       0.13      $       0.22     $       0.20     $      0.42

       Diluted earnings per share            $       0.12      $       0.22     $       0.20     $      0.41

                                                                     Quarter Ended
                                          ---------------------------------------------------------------------
                                              April 4,          July 4,         October 3,       January 2,
                                                1999              1999             1999             2000

       Total revenues                        $ 36,910,000      $ 41,417,000     $ 41,449,000     $39,824,000
       Gross profit                            25,983,000        28,908,000       28,910,000      28,035,000

       Net income applicable to
         common stock                           2,764,000         3,857,000        3,655,000       2,840,000

       Basic earnings per share              $       0.21      $       0.29     $       0.27     $      0.22

       Diluted earnings per share            $       0.20      $       0.28     $       0.27     $      0.22


(1) See Note 2 for discussion of the special charge reversal recorded in this quarter.